


    As filed with the Securities and Exchange Commission on November 6, 1998
                                                   Registration No. 333-________

================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                           --------------------------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           --------------------------

                                 NAM CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                           --------------------------

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
                        Delaware                                                   23-2753988
                (State of Incorporation)                              (I.R.S. Employer Identification No.)
           1010 Northern Boulevard, Suite 336                                         11021
                  Great Neck, New York                                             (Zip Code)
        (Address of Principal Executive Offices)


                           --------------------------

                                 NAM CORPORATION
                       AMENDED AND RESTATED 1996 INCENTIVE
                       AND NONQUALIFIED STOCK OPTION PLAN
                            (Full Title of the Plan)

                           --------------------------

                            Patricia Giuliani-Rheaume
                             Chief Financial Officer
                                 NAM Corporation
         1010 Northern Boulevard, Suite 336, Great Neck, New York 10021
                     (Name and Address of Agent For Service)

                           --------------------------

                                 (516) 829-4343
          (Telephone Number, Including Area Code, of Agent For Service)

                           --------------------------

                  Please send copies of all communications to:
                             Robert S. Matlin, Esq.
                               Eric M. Roth, Esq.
                           Camhy Karlinsky & Stein LLP
                  1740 Broadway, New York, New York 10019-4315
                                 (212) 977-6600
                           --------------------------

                         CALCULATION OF REGISTRATION FEE
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

===================================================================================================================================
                                                          Proposed Maximum           Proposed Maximum
  Title of Securities            Amount to be              Offering Price           Aggregate Offering             Amount of
    to be Registered              Registered              Per Share (1)(2)             Price (1)(2)             Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
     Common Stock,
    $.001 par value             750,000 shares                $1.4375                   $1,078,125                  $299.72
===================================================================================================================================

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933 (the "Securities Act"), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) The proposed maximum offering price per share has been estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h), on the basis of the average of the high and low prices of the shares of the Common Stock as reported by the Nasdaq SmallCap Market on November 4, 1998.

                                     PART II


               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

                  The following documents, heretofore filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities and Exchange Act of 1934 (the "Exchange Act"), are hereby incorporated by reference:

                  (a) the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998;

                  (b) the Company's Proxy Statement, filed October 28, 1998, relating to the Annual Meeting of Shareholders held on December 17, 1998;

                  (c) the Company's Registration Statement on Form 8-A/A, filed on October 26, 1996; and

                  (d) all other reports filed by the Company pursuant to 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Annual Report referred to in (a) above.

                  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

                  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

                  The Company's Common Stock was registered under Section 12 of the Exchange Act, pursuant to the Company's Registration Statement on Form 8-A filed on August 2, 1996 and any amendment or report filed for the purpose of updating such description.

Item 5. Interests of Named Experts and Counsel.

                  A member of the firm of Camhy Karlinsky & Stein LLP, the Company's legal counsel, has been granted by the Company options to purchase 6,000 shares of the Company's Common Stock at an exercise price of $3.00 per share.

Item 6. Indemnification of Officers and Directors.

                  The Company's Certificate of Incorporation provides that the personal liability of the directors of the Company shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"). Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the Certificate of Incorporation does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect the ability of the Company or its stockholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                  In addition, the officers and directors have entered into indemnification agreements with the Company which provide that the Company shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

                  The Company maintains a directors' and officers' liability insurance policy covering certain liabilities that may be incurred by directors and officer in connection with the performance of their duties. The entire premium for such insurance is paid by the Company.


Item 7. Exemption from Registration Claimed.

                  Not applicable.

Item 8.  Exhibits.

                  The following is a complete list of exhibits filed as a part of this Registration Statement:

                  Exhibit No. Document

                     4.1        Copy of the Plan.

                     5.1 Opinion of Camhy Karlinsky & Stein LLP regarding the legality of shares of Common Stock being registered.

                     23.1       Consent of Grant Thornton LLP.

                     23.2 Consent of Camhy Karlinsky & Stein LLP (included in Exhibit 5.1).

Item 9.  Undertakings.

                  The undersigned Registrant hereby undertakes, except as otherwise specifically provided in the rules of the Commission promulgated under the Securities Act, that:

                  The Registrant will file during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any additional or changed material information in the Plan;

                  (ii) Treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering, for determining liability under the Securities Act; and

                  (iii) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Great Neck, State of New York, on November 6, 1998.

                                         NAM CORPORATION


                                    By:  /s/ Roy Israel
                                         --------------------------------------
                                         Roy Israel, Chairman of the Board,
                                         President and Chief
                                         Executive Officer


                                    By:  /s/ Patricia Giuliani-Rheaume
                                         --------------------------------------
                                         Patricia Giuliani-Rheaume,
                                         Vice President, Treasurer and
                                         Chief Financial Officer

                                POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Roy Israel and Patricia Giuliani-Rheaume, each as his true and lawful attorney-in-fact and agent for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this Registration Statement on Form S-8, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


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


Signature                                                       Title                         Date
---------                                                       -----                         ----

/s/ Roy Israel                                  Chairman of the Board, President and          November 6, 1998
--------------------------------                       Chief Executive Officer
Roy Israel



/s/ Cynthia Sanders                             Executive Vice President and Director         November 6, 1998
-----------------------------
Cynthia Sanders



/s/ Daniel Jansen                                   National Accounts Manager and             November 6, 1998
-------------------------------                               Director
Daniel Jansen



/s/ Anthony J. Mercorella                                     Director                        November 6, 1998
--------------------------
Anthony J. Mercorella



/s/ Michael I. Thaler                                         Director                        November 6, 1998
-----------------------------
Michael I. Thaler



/s/ Ronald Katz                                               Director                        November 6, 1998
-------------------------------
Ronald Katz

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                                        6